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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: PENDING
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
    Heenan        Thomas            W.          Woodward Governor Company  WGOV                ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
          5001 North Second Street                                         January, 2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
   Rockford         IL              61111                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Woodward Governor Company                                                                     8,000            I         The Jessie
Common Stock                                                                                                             W.
                                                                                                                         Hamilton
                                                                                                                         Trust
                                                                                                                         dated
                                                                                                                         September
                                                                                                                         11, 1970,
                                                                                                                         as amended
                                                                                                                         (trust
                                                                                                                         established
                                                                                                                         by the
                                                                                                                         deceased
                                                                                                                         mother of
                                                                                                                         reporting
                                                                                                                         person of
                                                                                                                         which
                                                                                                                         reporting
                                                                                                                         person is
                                                                                                                         one of two
                                                                                                                         trustees)
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Woodward Governor Company                                                                       800            I         The Charles
Common Stock                                                                                                             Hamilton
                                                                                                                         Heenan
                                                                                                                         Trust dated
                                                                                                                         May 28,
                                                                                                                         1974
                                                                                                                         (trust
                                                                                                                         established
                                                                                                                         for the
                                                                                                                         benefit of
                                                                                                                         son of
                                                                                                                         reporting
                                                                                                                         person of
                                                                                                                         which
                                                                                                                         reporting
                                                                                                                         person is
                                                                                                                         one of two
                                                                                                                         trustees)
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Woodward Governor Company                                                                       800            I         The Lydia
Common Stock                                                                                                             Baldwin
                                                                                                                         Heenan
                                                                                                                         Trust dated
                                                                                                                         February
                                                                                                                         16, 1977
                                                                                                                         (trust
                                                                                                                         established
                                                                                                                         for the
                                                                                                                         benefit of
                                                                                                                         daughter of
                                                                                                                         reporting
                                                                                                                         person of
                                                                                                                         which
                                                                                                                         reporting
                                                                                                                         person is
                                                                                                                         one of two
                                                                                                                         trustees
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Woodward Governor Company                                                                     4,000            I         Smith
Common Stock                                                                                                             Barney
                                                                                                                         Individual
                                                                                                                         Retirement
                                                                                                                         Account for
                                                                                                                         the benefit
                                                                                                                         of Thomas
                                                                                                                         W. Heenan
                                                                                                                         (reporting
                                                                                                                         person has
                                                                                                                         sole
                                                                                                                         investment
                                                                                                                         authority)
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Woodward Governor Company                                                                     5,236            D
Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Nonqualified Stock Option              $69.22       04/26/01                                       04/26/2001 04/25/2011
(right to buy)
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Nonqualified Stock Option              $54.57       01/23/02                  1,000                01/23/2003 01/23/2012
(right to buy)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Common Stock         1,000(a)                     1,000          D
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Common Stock         1,000(b)                     2,000          D
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Explanation of Responses:  (a) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan is an
exempt transaction under Rule 16b-3. (b) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 2002 Stock Option Plan is an exempt transaction under Rule 16b-3.






                                                                                      /s/ Thomas W. Heenan              02/08/02
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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